Exhibit 1

MISONIX, INC.

1938 New Highway

Farmingdale, NY 11735

May 7, 2013

Via Email

Mr. Stavros G. Vizirgianakis

1/16-18 Tennyson Street

Williamstown North

3016

Victoria

AUSTRALIA

Dear Stavros:

The Board of Directors (the “Board”) of MISONIX, INC. (the “Company”) is considering expanding the size of the Board by one (1) position and nominating you (the “Nominee”) to fill the newly-created position on the Board. Subject to the Nominee’s agreement with the terms and conditions set forth in this letter agreement (the “Letter Agreement”), the Board has instructed me to inform you that it will vote to expand the size of the Board by one (1) position and appoint the Nominee to fill the newly-created position.

Terms used but not defined in this Letter Agreement have the meanings set forth in Exhibit A to this Letter Agreement.

Directorship.

The independent members of the Board shall approve, or recommend to the full Board, the nomination of the Nominee and the Board shall if a vacancy on the Board then exists or can be created by the Board, appoint the Nominee to the Board by filling, or creating and filling, such vacancy.

Each committee of the Board shall include the Nominee (subject to applicable SEC and Trading Market rules regarding independence).

The Nominee, upon election to the Board, will serve on the same basis as all other directors of the Company.

Corporate Opportunities. It is understood and accepted by the parties that the Nominee, and his Affiliates, may have interests in other business ventures which may be in conflict with the activities of the Company and its Subsidiaries and that nothing in this Letter Agreement shall limit the respective current or future business activities of the Nominee, or any of his Affiliates, whether or not such activities are competitive with those of the Company and its Subsidiaries; provided, however, that the Nominee shall remain subject to the obligations concerning confidential information set forth in the Confidentiality Agreement. Each of the parties acknowledges that corporate and investment opportunities may from time to time come to the attention of the Nominee, or his Affiliates, and their respective officers, directors, managers, stockholders, members, partners or employees. Subject to the continued compliance by the Nominee with the obligations concerning confidential information set forth in the Confidentiality Agreement and other obligations of confidentiality imposed on directors by the applicable provisions of the New York Business Corporation Law, the Company on its own behalf and on behalf of each of its Subsidiaries renounces such opportunities, other than such opportunities regarding ultrasonic therapeutic medical devices or products sold to spine surgeons, maxillofacial surgeons, neurologists and/or wound care professionals that are directly competitive with the business of the Company and known to the Nominee, provided that such opportunities came to the attention of the Nominee other than as a result of his position as a director of the Company.

Standstill. Except with the written consent of the Company (which consent may be given or withheld in the sole discretion of the Company) or by way of stock dividends or other distributions made to the Company’s shareholders generally, the Nominee agrees that for a period of eighteen (18) months from the date of this Letter Agreement, but subject to Section 4, the Nominee and his Affiliates will not in any manner, directly or indirectly:

acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, any Beneficial Ownership or record ownership of any shares of Common Stock in excess of 19.99% of the number of shares of Common Stock then issued and outstanding (the “Standstill Limit”);

participate in the formation of any Person or Group for the purpose of acquiring Common Stock in excess of the Standstill Limit;

solicit, or participate in any “solicitation” of “proxies” or become a “participant” in any “election contest” (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the Company (other than in the Nominee’s capacity as a member of the Board of the Company); or

instigate, encourage or knowingly assist any other Person to take any action that would violate the provisions of this Section 3.

Exceptions to Standstill Provisions.

The provisions of Section 3 shall be inoperative and of no force or effect at all times after the Company publicly announces that it is seeking purchasers for the Company or that the Company is otherwise exploring strategic options that, if effected or concluded, are reasonably likely to result in the effects described in Section 4(b). It is expressly agreed that in the event the Board takes formal action to invite or solicit any other party to participate in actions that the Nominee is prohibited from engaging in pursuant to Section 3, then the Company shall notify the Nominee in writing within two (2) Business Days and shall extend to the Nominee the same invitation or solicitation provided to such other party.

The provisions of Section 3 shall be inoperative and of no force or effect at all times after the Company publicly announces a transaction, or an intention to effect a transaction, which would result in (i) the sale, transfer, disposition or exclusive license by the Company or its Subsidiaries to a third party of assets representing more than 40% of the consolidated earning power or assets (whether by book value or fair market value) of the Company and its Subsidiaries, or (ii) the Persons who, immediately prior to such transaction, had Beneficial Ownership of 50% or more of the Total Voting Power of the Company do not continue to Beneficially Own at least 50% of the Total Voting Power of the acquiring entity or, in the case of a merger transaction, the surviving corporation (or, if the surviving corporation is a Subsidiary of a parent company, the parent company).

If any third party (acting in a manner which does not also constitute a breach by the Nominee or any of his Affiliates of the restrictions set forth in Section 4) commences a tender or exchange offer which, if successful, would result in such third party Beneficially Owning not less than 50% of the then outstanding Common Stock, thereafter the provisions of Section 3 shall be inoperative and of no further force or effect.

The provisions of Section 3 shall not prohibit (i) the Nominee or his Affiliates from acquiring the securities of another company that Beneficially Owns less than 5% of any securities of the Company; (ii) employees of the Nominee or his Affiliates (who are not officers or directors thereof) from purchasing the Company’s securities for their own account; (iii) the Nominee from initiating discussions with or submitting proposals to the Company (including proposing waivers of the provisions of Section 3), or otherwise from taking any actions, solely related to licensing, collaboration, research, development, marketing or comparable agreements, or the parties from entering into any relationship or transaction in the ordinary course of business; (iv) the Nominee from taking any action that is approved in advance by the Board; or (iv) the Nominee from initiating discussions or making proposals to the Company, in a confidential manner, regarding any transaction, including a reorganization, business combination, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, that would not be reasonably expected to require the Company to make a public announcement regarding any of the types of matters set forth in Section 3.

Condition Precedent to the Obligations of the Company. The obligation of the Company to nominate the Nominee to the Board is subject to the satisfaction or waiver by the Company of the following condition:

The Nominee shall have executed and delivered to the Company a Director’s and Officer’s Questionnaire in the form of Exhibit B hereto (the “Questionnaire”).

Entire Agreement. This Letter Agreement, together with the Confidentiality Agreement and the Questionnaire, contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified for the relevant receiving party on the signature pages to this Letter Agreement prior to 5:30 p.m. (in the time zone of the receiving party) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified for the relevant receiving party on the signature pages to this Letter Agreement on a day that is not a Business Day or later than 5:30 p.m. (in the time zone of the receiving party) on any Business Day, (c) the third Business Day following the date of deposit with an internationally recognized overnight courier service for delivery on the following Business Day, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses, facsimile numbers and email addresses for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

Applicable Law; Jurisdiction; Etc.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in any state court within the State of New York (or, if a state court located within the State of New York declines to accept jurisdiction over a particular matter, any court of the United States located in the State of New York) in connection with any matter based upon or arising out of this Letter Agreement or the transactions contemplated hereby and agrees that process may be served upon such party in any manner authorized by the laws of the State of New York or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process. Each party hereto waives and covenants not to assert or plead any objection that such party might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Letter Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Survival. The agreements and covenants contained herein shall survive the execution of this Letter Agreement.

Execution. This Letter Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

Binding Effect. This Letter Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties and their permitted successors and assigns. Notwithstanding the foregoing, the Nominee may not assign his rights or obligations under this Letter Agreement.

Amendments; Waiver; Consents. No amendment or waiver of any provision of this Letter Agreement nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by the Nominee and the Company, and then such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given, and shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach of such provision or be deemed to be or constitute a waiver of any other provision hereof. The failure by a party to insist upon strict adherence to any provision of this Letter Agreement on one or more occasions shall not be considered a waiver or deprive it of the right thereafter to insist upon strict adherence to that provision or any other provision of this Letter Agreement. Whenever this Letter Agreement requires a permit or consent by or on behalf of either party hereto, such consent shall be effective only if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth above.

Headings. The Section headings contained in this Letter Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Letter Agreement.

Construction. This Letter Agreement shall not be construed for or against any party to this Letter Agreement because that party or its legal representative drafted all or any part of this Letter Agreement.

Kindly evidence your agreement with the foregoing by signing this Letter Agreement where indicated below and returning it with the completed Questionnaire to the undersigned.

Sincerely,

MISONIX, INC.

By:	/s/ Michael A. McManus, Jr.
Michael A. McManus, Jr.
President and Chief Operating Officer

Address:	1938 New Highway
Farmingdale, NY 11735
Facsimile: (631) 694-5740
Email: mmcmanus@misonix.com

ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:

/s/ Stavros G. Vizirgianakis
Stavros G. Vizirgianakis

Address:	1/16-18 Tennyson Street
Williamstown North
3016 Victoria AUSTRALIA
Facsimile: Email:

Exhibit A

Definitions

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with a Person, as such terms are used in and construed under Rule 144.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by Law to remain closed.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Confidentiality Agreement” means that certain letter agreement, dated as of August __, 2012, among the Company, Surgical Innovations, Stavros Vizirgianakis and Gregory Vizirgianakis.

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Group” has the meaning given such term in Section 13(d)(3) and Rule 13d-3 of the Exchange Act.

“Law” means any and all applicable federal, state, provincial, local, municipal, foreign or other law, statute, treaty, constitution, principle of common law, ordinance, code, directive, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity or body.

“Person” means an individual, any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), branch office, firm or other enterprise, association, organization or entity (including a “person” as defined in Section 23(d)(3) of the Exchange Act) or governmental entity or body.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to a Person, any other entity which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, greater than 40% of the Total Voting Power of such other entity, or of which such Person is the managing member or general partner, or which such Person is otherwise contractually entitled to direct and control.

“Total Voting Power” means, with respect to any entity, the total number of votes entitled to be cast by the holders of the outstanding common stock and any other securities entitled, in the ordinary course, to vote generally in the election of directors of such entity and not solely upon the occurrence and/or during the continuation of certain specified events.

“Trading Market” means the The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, The NYSE Amex, The New York Stock Exchange, Inc., the OTC Market or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.